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                                                                     EXHIBIT 2.1



OFFER AGREEMENT


between

Esprit Telecom Group plc

and

Global TeleSystems Group Inc.





Strictly Private & Confidential








[SIMMONS & SIMMONS LETTERHEAD]

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THIS AGREEMENT is made 8 December 1998

BETWEEN

(1) GLOBAL TELESYSTEMS GROUP INC. ("GTS") of 1751 Pinnacle Drive, North Tower, 12th Floor, McLean VA 22102, USA; and

(2) ESPRIT TELECOM GROUP PLC ("Esprit") of Minerva House, Valpy Street, Reading, Berkshire RG1 1AR.


IT IS AGREED AS FOLLOWS:

1.   THE OFFER

Reference is made to the press announcement in the form of the draft attached hereto (the "Press Announcement") setting out the terms and conditions upon which Bear Stearns will, on behalf of GTS, make an offer (the "Offer") to acquire the whole of the issued and to be issued share capital of Esprit Telecom Group plc excluding any such share capital owned by GTS or any subsidiary of GTS on the date that the Offer is made.

2.   DEFINITIONS

In this Agreement, unless the context otherwise requires:

          (A)  "Offer":

               (1) means any offer or offers that may be made by or on behalf of GTS to acquire:

                    (a) the whole of the share capital of Esprit in issue at the date on which the Offer is made (including any securities in Esprit attributable to or derived from such share capital, but excluding any such share capital owned on such date by GTS or any subsidiary of
                         GTS); and

                    (b) any share capital of Esprit allotted while the Offer remains open for acceptance, or before such earlier date as GTS may, subject to the City Code, determine, whether pursuant to the exercise of conversion or subscription rights or otherwise; and


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                    (2)  extends to any new, increased, extended or revised
                         offer or offers by or on behalf of GTS, provided that in any such case the terms of such offer or offers are, in the opinion of Bear Stearns, with the agreement of Esprit's financial advisers appointed for the purposes of Rule 3 of the City Code provided such agreement is not unreasonably withheld or delayed (but without hereby creating any duty of care owed by Bear Stearns, except to GTS or by Esprit's financial advisers, except to Esprit) no less favourable to shareholders of Esprit than the terms set out in the Press Announcement or the Offer Document;

               (B) save as referred to above words defined in the Press Announcement have the same meaning herein.

3.   RELEASE OF PRESS ANNOUNCEMENT

GTS and Esprit each irrevocably consent to the issue of the Press Announcement incorporating references to them and to this Agreement subject to any amendments which may be agreed between them or their financial advisers. They also each consent to the issue of the Offer Document, incorporating references to them, and to this Agreement, substantially similar to those references contained in the Press Announcement. Each understands that this Agreement will be made available for public inspection.

4.   COVENANTS

4.1       Esprit hereby agrees with GTS that:

          (A) at all times after the date hereof and until the Offer shall have lapsed or been withdrawn, Esprit shall refrain from:

               (1)  soliciting, procuring or initiating; or

               (2) (subject to the fiduciary duties of the directors of Esprit) engaging in,

          directly or indirectly any discussions or negotiations with any third party, involving any other offer by any third party for all or any part of the issued share capital of Esprit or involving the acquisition outside the ordinary course of business (as carried on to the date hereof) of, or any business combination involving, Esprit or any of its subsidiaries or any shares of Esprit or any material part of the shares or assets of Esprit or any of its subsidiaries or in each case any interest therein (each an "Esprit Transaction");

          (B) at all times from the date hereof until the Offer shall have lapsed or been withdrawn, Esprit shall, so far as is consistent with the fiduciary duties of its directors, refrain from:


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               (1)  (save as required by Rule 20.2 of the City Code in which case only that information strictly required to be provided shall be disclosed and only on the basis of an undertaking as to confidentiality substantially similar to that given by
                    GTS) providing any information in relation to, or facilitating or cooperating with in any way, any Esprit Transaction; or

               (2) communicating with any person in relation to or discussing with any person the terms of the Offer or any matter relating thereto without the prior consent of GTS provided that this shall not apply to any communications or discussions with Esprit's professional advisers who appreciate the need for and requirements as to confidentiality in relation to the Offer or to communications or discussions limited to information set out in the Press Announcement or any other document or announcement published with the consent of GTS in connection with the Offer or otherwise in the public domain;

          (C) Esprit confirms that it is not in discussions with any third party in relation to any Esprit Transaction;

          (D) subject to the satisfaction of the pre-conditions to the posting of the Offer Document and subject to the fiduciary duties of the directors of Esprit, so far as Esprit is reasonably able to do so, it will procure that such information (other than information of a commercially sensitive nature the disclosure of which may prejudice Esprit) as GTS or its advisers reasonably request in relation to Esprit and its subsidiaries and their respective businesses will be supplied to GTS as soon as practicable following any such request and Esprit will procure that to the extent it is able to procure the same, Esprit and its subsidiaries will provide GTS and its advisers with access to such of the books and financial and other records of Esprit and its subsidiaries as GTS may reasonably require in order to satisfy itself as to the business, finances and affairs of Esprit and its subsidiaries;

          (E) from the date hereof and until the date on which the offer lapses or is withdrawn, Esprit will not take any action which would require shareholder approval under Rule 21 of the City Code without the prior consent of GTS such consent not to be unreasonably withheld or delayed. For the purposes of this paragraph 4.1(E) GTS hereby consents to the issue of shares by Esprit upon the exercise of options under the Esprit Share Option Schemes; the grant of options, in the normal course of business, pursuant to such Esprit Share Option Schemes; the issue of shares by Esprit in connection with pre-existing contractual obligations and in connection with any proposed acquisition by Esprit of which GTS is currently aware;


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          (F)  if GTS believes on reasonable grounds that circumstances exist which would lead to any of the conditions of the Offer not being satisfied, Esprit shall use all reasonable endeavours to ensure that (at all reasonable times following the release of the Press Announcement and before the Offer becomes unconditional in all respects or lapses) GTS and its advisers are provided with such information regarding the Wider Esprit Group as GTS reasonably requires to enable GTS to establish whether or not the relevant condition is satisfied provided that any information so provided shall be provided without liability on the part of any director or officer of Esprit to GTS or Esprit or otherwise;

          (G) as soon as practicable after the date hereof, Esprit shall deliver to GTS a letter identifying all persons it believes are "affiliates" of Esprit for the purposes of the US Securities Act of 1933, as amended or for the purposes of qualifying the Offer and the transactions contemplated thereby for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Esprit shall use its best efforts to cause each such person, save for those "affiliates" of Esprit that have entered into certain Registration Rights Agreements concurrently herewith, to deliver to GTS by the close of the Offer a written undertaking in customary form.

4.2  GTS agrees with Esprit as follows:

     (A) subject to their fiduciary duties under applicable law, the board of directors of GTS will recommend to the stockholders of GTS that they vote in favour of the issuance of GTS shares necessary to complete the Offer and the acquisition by GTS of Esprit at any meeting of stockholders convened for such purpose, or any adjournment thereof;

     (B) the level of directors' and officers' liability cover currently provided to the directors and officers of Esprit will be maintained, provided that GTS may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which afford substantially the same coverage to the insured as the insurance currently maintained by Esprit for a period of six years after the Offer becomes wholly unconditional, and such level of cover for the directors and officers of Esprit shall be maintained (in the form of liability insurance or otherwise) notwithstanding any of the directors or officers of Esprit ceasing to be a director or officer;

     (C) GTS shall use its best efforts to cause all persons who may be "affiliates" of GTS for the purposes of qualifying the Offer and the transactions contemplated thereby for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with applicable holding periods;


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     (D)  that it will not amend the memorandum or articles of association of
          Esprit in a manner that would be adverse to the directors and officers of Esprit. In the event that the employment of such directors or officers is transferred by GTS to any member of the Wider GTS Group, or substantially all of Esprit's assets are transferred, GTS shall ensure that any director or officer of Esprit (current or former) affected by such action is afforded no lower level of indemnity by GTS in respect of his or her office than he or she currently enjoys;

     (E) GTS undertakes that it will not, directly or indirectly, commence or solicit indications of interest or make any proposals with respect to (in each case, written or otherwise), any exchange or similar offer or, except as contemplated by (F) below, propose any amendments with respect to the Esprit Telecom Bonds or the related indentures until pre-condition (A) to the Offer set out in paragraph 1 to Appendix 1 of the Press Announcement (the "Consent Pre-Condition") has been waived or satisfied;

     (F) GTS undertakes to solicit, on behalf of Esprit and in good faith, amendments to the indentures governing the Esprit Telecom Bonds necessary to satisfy the Consent Pre-Condition (and no other amendments) on terms and conditions and pursuant to documents reasonably satisfactory to Esprit and its advisers and after consulting with Esprit as to the terms and conditions of such solicitation (after having provided Esprit and its advisers with a reasonable opportunity to review and discuss the same); provided that in no event shall Esprit be obliged to pay any amounts in respect thereof prior to the time that the Offer is declared wholly unconditional (and then only if the same would not violate any applicable law); and

     (G) that GTS will use all reasonable efforts to file a registration statement with the SEC, EASDAQ and any other relevant authority in connection with the GTS Shares to be issued pursuant to the Offer and have such registration statement declared effective or otherwise approved as promptly as is reasonably practicable and that the Offer Document will be posted promptly thereafter.

4.3  Esprit and GTS undertake with each other as follows:

     (A) each of Esprit and GTS shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Offer and the satisfaction of the conditions set out in Appendix 1 to the Press Announcement, including using its reasonable efforts to obtain all necessary or advisable waivers, consents or approvals of third parties required in order to preserve material contractual relationships of GTS,


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          Esprit and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals from the SEC and the Panel to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Offer (and, in such case, to proceed with the Offer as expeditiously as possible);

     (B) without limitation to the foregoing, each of GTS and Esprit undertakes:

          (1) to make members of management available to the extent reasonably necessary to facilitate the successful completion of the Offer and (to the extent agreed) the refinancing or amendment of the existing financing facilities of Esprit, including participation in meetings with investors and shareholders;

          (2) to provide all reasonable assistance as may be required to satisfy the pre-conditions to the posting of the Offer Document and the conditions of the Offer;

     (C) GTS and Esprit will each provide such information and do such acts as may be reasonably necessary to prepare and expedite the posting of the Offer Document and, in particular, but without prejudice to the generality of the foregoing will each provide all necessary information regarding their respective companies and their subsidiaries and the interests of their respective directors in the share capital of each company and options over such share capital which is required to be contained therein in order to comply with the requirements of the City Code, US Securities Law or any other applicable law or regulation;

     (D) all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Offering Circular/Proxy Statement/Prospectus, and all expenses incurred in connection with satisfying the Consent Pre-Condition shall be borne by GTS;

     (E) to comply with GTS's obligations to participants in the Esprit Share Option Schemes under Rule 15 of the City Code, GTS will offer participants the opportunity to roll over their options to acquire Esprit Shares into options to acquire GTS shares substantially on (and in accordance with) the terms of the existing Esprit Share Option Schemes ("the Rollover Offer") and on the same exchange ratio as the Offer. Subject to the taxation effects of the Rollover Offer for participants in the Esprit Share Option Schemes being no less favourable than the taxation effects of exercising options and accepting the Offer, Esprit agrees that no amendments will be made to the Esprit Share Option Schemes and no consents given which would have the effect of allowing participants to


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          exercise options in circumstances where they are currently not entitled to do so. Where Esprit believes that such taxation effects would be materially adverse to participants, it will consult with GTS with a view to agreeing (at GTS's option) either that participants will be able to exercise options in circumstances where they are currently not able to do so in order that they can accept the Offer or GTS providing an appropriate indemnity against such adverse taxation effects;

     (F) each of GTS and Esprit agree to use their reasonable best efforts to avoid taking any action that would prevent the transactions contemplated by the Offer receiving "pooling of interests" treatment for financial accounting purposes (including, in the case of GTS, approving any transfer or disposition of shares by any shareholders of Esprit unless Esprit's independent auditors have advised Esprit that such transfer or disposition would not prevent the transactions contemplated by the offer from receiving "pooling of interests" treatment for financial accounting purposes). Each of GTS and Esprit further agrees that in the event they become aware of any event or circumstance that would reasonably be expected to prevent the transactions contemplated by the Offer receiving "pooling of interests" treatment, they shall each use their reasonable best efforts to remedy such event or circumstance so as to permit such "pooling of interests" treatment.

5.   LAW AND JURISDICTION

5.1 This Agreement is governed by, and construed in accordance with, English law.

5.2 In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement ("Proceedings") the parties irrevocably submit to the jurisdiction of the English courts and waive any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

6.   CONDITIONS

6.1 Notwithstanding any other provision hereof, this Agreement and GTS's obligation to make the Offer, are conditional upon:

          (A) the release of the Press Announcement at or before 9.00 a.m. on 08 December 1998; and

          (B) irrevocable undertakings, in a form acceptable to GTS, being received in respect of not less than 50.1% of the issued ordinary shares of Esprit prior to the release of the Press Announcement.


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6.2       If these conditions shall not have been satisfied by such time and date this Agreement shall automatically lapse and be of no further force or effect and no party hereto shall have any claim against the other save in respect of any antecedent breach of its terms.

7.   MISCELLANEOUS

7.1 No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. The parties agree that any breach of this Agreement is likely to cause substantial harm to the other and that money damages might not be a sufficient remedy for any breach of this Agreement and that the other will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

7.2 The covenants of Esprit set forth herein shall supersede any obligation that Esprit may have to GTS under the second paragraph on page 4 of the Confidentiality Agreement dated October 15, 1998 between GTS and Esprit (the "Confidentiality Agreement") relating to a Takeover Proposal (as such term is defined in the Confidentiality Agreement).

8.   LAPSING

This Agreement shall automatically lapse and be of no further force or effect and no party hereto shall have any claim against the other save in respect of any antecedent breach of its terms, in the event that:

          (A) precondition (A) to the Offer set out in Paragraph 1 of Appendix 1 of the Press Announcement (relating to the Esprit Telecom Bonds) shall not have been satisfied or waived on or before 29 January 1999;

          (B)  the Offer Document is not despatched on or before 15 April 1999;

          (C) GTS announces that any of the pre-conditions to the Offer set out in paragraph 1 of Appendix 1 to the Press Announcement has not been satisfied and that it has not been and will not be waived; or

          (D) the Offer is not declared wholly unconditional on or before the 60th day after the Offer Document is despatched or, if later, the date to which the Initial Offer Period is extended pursuant to paragraph 7(G) of the Shareholders' Irrevocable.



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9.   EXECUTION

This Agreement may be executed in more than one part.


IN WITNESS whereof this Agreement has been signed on behalf of the parties the day and year first above written.



GERALD THAMES
for
Global TeleSystems Group, Inc.




ROY MERRITT
for
Esprit Telecom Group plc


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